Exhibit 5.3

March 4, 2020

AMC Entertainment Holdings, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Re:          Registration of Notes (as defined herein).

Ladies and Gentlemen:

We have acted as special Maryland counsel to AMC of Maryland, LLC, a Maryland limited liability company (the “Maryland Guarantor”), in connection with the filing with the Securities and Exchange Commission of the Post-Effective Amendment No. 1 to the Registration Statement on Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of AMC Entertainment Holdings, Inc., a Delaware corporation (the “Issuer”), filed on December 14, 2018 (Registration No. 333-228823) (as amended, the “Registration Statement”), relating to the offer and sale by certain selling securityholders of the Issuer’s 2.95% Convertible Senior Notes in the aggregate principal amount of $600,000,000 (the “Notes”) and the Issuer’s common stock, par value $0.01 per share, issuable upon conversion of the Notes.

We are rendering this opinion letter to you at the request of the Maryland Guarantor in connection with the Registration Statement.

I.             DOCUMENTS REVIEWED.

In our capacity as special counsel to the Maryland Guarantor and for purposes of this opinion, we have examined the following:

(i)            the transaction documents identified on Schedule I attached hereto;

(ii)           the organizational documents and records of the Maryland Guarantor, as identified on Schedule II attached hereto (collectively, the “Organizational Documents”);

(iii)          a certificate issued by the Maryland State Department of Assessments and Taxation to the effect that the Maryland Guarantor has a legal existence under the laws of the State of Maryland and is in good standing in such State (the “Good Standing Certificate”);

(iv)          a certificate of the Maryland Guarantor identifying certain factual matters set forth therein (the “Opinion Certificate”); and

(v)           such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter.

II.            DEFINITION OF “KNOWLEDGE”.

In basing the opinions and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Maryland Guarantor, in matters with respect to which the Maryland Guarantor has engaged us as counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents and information on which we have relied are not accurate and complete.  We have undertaken no independent investigation or verification of such matters.  The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who recently have worked on the transactions contemplated by the Notes on behalf of the Maryland Guarantor.

III.          ASSUMPTIONS.

In reaching the opinions set forth below, we have assumed, and to our knowledge no facts are inconsistent with, the following:

a.             each person executing any of the Notes on behalf of any party thereto (other than Maryland Guarantor) is duly authorized to do so;

b.             each natural person executing any such instrument, agreement or other document is legally competent to do so; and

c.             all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination (including signatures on photocopies and telecopies) are genuine (other than signatures on behalf of Maryland Guarantor); and all public records reviewed are accurate and complete.

IV.          OPINIONS.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, it is our opinion that:

1.             Based on the Good Standing Certificate, Maryland Guarantor is a limited liability company duly formed, validly existing and in good standing to conduct business under the laws of the State of Maryland.

2.             Based on the Opinion Certificate, Maryland Guarantor has the limited liability company power and authority to (a) own its current properties and to conduct its business in the State of Maryland as it is currently conducted and (b) to execute and deliver the guarantee of the Notes and to perform its obligations thereunder.

3.             Maryland Guarantor is duly authorized to execute and deliver the guarantee of the Notes and the guarantee of the Notes to which Maryland Guarantor is a signatory have been duly executed and delivered by Maryland Guarantor.

V.            QUALIFICATIONS AND LIMITATIONS.

In addition to the assumptions set forth above, the opinions set forth above are also subject to the following qualifications and limitations:

A.            We have not made an independent review of the laws of any jurisdiction other than (i) the laws (excluding principles of conflict of laws) of the State of Maryland and (ii) the federal laws of the United States of America.  Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Maryland.

B.            We express no opinion as to the validity or enforceability of the Notes.

C.            We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might change the opinions expressed in this letter after the date of this letter.

D.            The opinions expressed in this letter are given as of the date hereof, are limited to the matters set forth in this letter and no other opinions shall be implied or inferred beyond the matters expressly stated.

The opinions expressed in this letter are solely for the use of the addressees hereof and these opinions may not be relied on by any other persons without our prior written approval.  By relying on this opinion, the addressees hereof are deemed to have concurred in our use of the assumptions, qualifications and limitations made herein.

We hereby consent to the use of this letter as an exhibit to the Registration Statement on Form S-3 of the Issuer and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)

Schedule I

Transaction Documents

(each dated of even date herewith unless otherwise noted)

1.     Indenture, dated as of September 14, 2018, by and among AMC Entertainment Holdings, Inc., Maryland Guarantor, the other guarantors party thereto, and U.S. Bank National Association, as trustee.

2.     Investment Agreement, dated as of September 14, 2018, by and among AMC Entertainment Holdings, Inc., and Silver Lake Alpine, L.P.

Schedule II

Organizational Documents

1.     Articles of Organization filed with the SDAT on May 8, 2015.

2.     Operating Agreement dated July 1, 2015.

3.     Omnibus Unanimous Written Consent of the Approving Parties of the Company dated September 14, 2018.